Exhibit 5.1

Deloitte LLP La Tour Deloitte 1190 Avenue des Canadiens-de-Montréal Suite 500 Montreal QC H3B 0M7 Canada Tel: 1 514-393-7115 Fax: 1 514-390-4100 www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated March 3, 2022, relating to the consolidated financial statements of BCE Inc. and subsidiaries (“BCE”) and the effectiveness of BCE’s internal control over financial reporting appearing in the Annual Report on Form 40-F of BCE Inc. for the year ended December 31, 2021 and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

Chartered Professional Accountants

Montreal, Canada

March 7, 2022